News Release CONTACT: Diana McSweeney (425) 256-6167 diana.mcsweeney@symetra.com Symetra Enters Fast-Growing Registered Indexed Annuity Space with Symetra Trek BELLEVUE, Wash.—(March 26, 2019)—Symetra Life Insurance Company, a leading fixed annuity provider, has launched Symetra TrekSM, an individual, single-premium deferred annuity with index-linked interest options, including the proprietary PIMCO Equity Fusion Index. The newest addition to Symetra’s broad product suite joins the fastest-growing category in the annuities space as Q4 sales of registered indexed-linked annuities topped $3 billion, an increase of more than 10 percent over the prior year.1 “Symetra Trek seeks to strike a balance between risk and reward for clients who want growth potential tied to equity returns, but with limited exposure to downside risk. It offers multiple features—no annual fees, strong liquidity features, two downside protection options and five index choices, including the exclusive PIMCO index—all packaged in a Symetra VTS2 way,” said Kevin Rabin, vice president of Retirement Products. “Symetra’s collaborative approach to product development to meet our partners’ evolving needs is one of our core strengths. Trek expands our commitment to offer registered representatives and their clients additional choices by providing transparent, flexible options that are designed to add value and fit the needs of today’s retirement marketplace.” Symetra Trek features include:  Growth potential—Opportunities for clients’ money to grow based on the performance of up to five market indexes, up to a cap.  Downside protection—Two downside protection options — “buffer” and “floor” — provide limited protection from market losses.  Access to money— Clients can make free annual withdrawals of up to 15 percent of their contract value or the total interest earned, whichever is greater, for the first six years.  No surprises— There are no annual fees. Symetra developed a microsite for financial professionals which includes a virtual reality feature. Symetra Trek Swift Notes offers a high-level product overview and links to additional resources, including rates and the prospectus. About Symetra Symetra Life Insurance Company is a subsidiary of Symetra Financial Corporation, a diversified financial services company based in Bellevue, Washington. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com. 1 LIMRA Secure Retirement Institute, Fourth Quarter 2018 U.S. Retail Annuity Sales Survey (Feb. 20, 2019) https://www.limra.com/Posts/PR/News_Releases/LIMRA_Secure_Retirement_Institute__Total_Annuity_S ales_Have_Best_Quarter_in_Nearly_10_Years.aspx

2 Symetra At-A-Glance, VTS, “Our success as a business is guided by the principles of Value, Transparency and Sustainability, or VTS.” https://www.symetra.com/globalassets/catalog/sym--- 1001.1.pdf Securities are offered through Symetra Securities, Inc. (“SSI,” member FINRA). Symetra Trek is an individual single-premium deferred annuity contract with index-linked interest options issued by Symetra Life Insurance Company (SLIC). Contract form number is RSC-0536 4/18 in most states. Products, features, terms and conditions may vary by state and may not available in all U.S. states or any U.S. territory. SSI and SLIC are affiliates and are both located at 777 108th Avenue NE, Suite 1200, Bellevue, WA 98004-5135. Each company is responsible for its own financial obligations. Guarantees and benefits are subject to the claims-paying ability of Symetra Life Insurance Company. Symetra Trek has indexed accounts and a fixed account. Interest credited to the indexed accounts is affected by the value of outside indexes. Values based on the performance of any index are not guaranteed, and the contract value may decrease. The contract does not directly participate in any outside investment. Indexed interest is calculated and credited (if applicable) at the end of an annual interest term. Indexed interest may be positive, negative, or zero. Amounts withdrawn from the indexed account before the end of an annual interest term will not receive indexed interest for that term. Protection by the buffer and floor is only applied at the end of each interest term. Withdrawals made from the indexed account during the interest term will not receive the protection of the buffer or the floor as they would at the end of the interest term. If the index value falls for multiple years, the cumulative indexed account value may decline by more than the buffer or floor percentage. If the Return Lock feature is exercised, no indexed interest will be credited to the indexed account at the end of the interest term. If the contract is being funded with multiple purchase payments (e.g., 1035 exchanges) funds will be held and the contract will not be issued until all purchase payments have been received. Interest is not credited between the dates the purchase payments are received and the date the contract is issued. The performance of an index does not reflect the payment or reinvestment of dividends. It is not possible to invest in an index. Symetra reserves the right to add, remove or replace indexes or crediting methods subject to applicable regulatory approval. The fixed account interest rate and indexed interest caps are reset at the beginning of each interest term. Subsequent rates and caps may be higher or lower than the initial rate and caps, but they will never be less than the guaranteed minimums stated in the contract. Withdrawals may be subject to federal income tax, and a 10% IRS early withdrawal federal tax penalty may also apply for amounts taken prior to age 59 1/2. Consult your attorney or tax advisor for more information. SYMETRA LIFE INSURANCE COMPANY (“Symetra”) has filed a registration statement (including a prospectus) with the SEC for Symetra Trek. For more complete information about Symetra and Symetra Trek, you should read the prospectus and other documents Symetra has filed with the SEC before purchasing. These documents are available for free by visiting EDGAR at www.sec.gov. Alternatively, Symetra will provide the prospectus by request. Contact Symetra toll- free at 1-800-796-3872 ext. 22136.

Symetra Trek is a long-term investment designed for retirement purposes. There is a risk of substantial loss of principal. Please refer to the prospectus for more details. The PIMCO Equity Fusion Index™ (the "Index") is an equity index that allocates to exchange-traded funds tracking four major equity markets: U.S. large-capitalization equities, U.S. small-capitalization equities, technology-focused equities, and emerging market equities. On a quarterly basis, the index adjusts its allocation to the Constituents according to a predefined set of rules based on contrarian signals. The Index is a trademark of Pacific Investment Management Company LLC ("PIMCO") and has been licensed for use for certain purposes by Symetra Life Insurance Company (“Symetra”) in connection with the annuity. The Index is the exclusive property of PIMCO and is made and compiled without regard to the needs, including, but not limited to, the suitability needs, of Symetra, the annuity, or the owners of the annuity. The annuity is not sold, sponsored, endorsed or promoted by PIMCO or any other party involved in, or related to, making or compiling the Index. PIMCO does not provide investment advice to Symetra Life Insurance Company with respect to the annuity or to the owners of the annuity. Neither PIMCO nor any other party involved in, or related to, making or compiling the Index has any obligation to continue to provide the Index to Symetra with respect to the annuity. Neither PIMCO nor any other party involved in, or related to, making or compiling the Index makes any representation regarding the Index, Index information, performance, annuities generally or the annuity particularly. PIMCO disclaims all warranties, express or implied, including all warranties of merchantability or fitness for a particular purpose or use. PIMCO shall have no responsibility or liability with respect to the annuity. The Index is comprised of a number of constituents, some of which are owned by entities other than PIMCO. The Index relies on a variety of publicly available data and information and licensable equity and fixed income sub-indices. All disclaimers referenced in the Agreement relative to PIMCO also apply separately to those entities that are owners of the constituents of the Index. Constituents of the Index include certain ETFs. This is not a complete description of Symetra Trek. For a complete description, please ask your registered representative for a copy of the prospectus. Symetra® is a registered service mark of Symetra Life Insurance Company. Symetra TrekSM is a service mark of Symetra Life Insurance Company. SYC-1112 03/19 # # #